As filed with the Securities and Exchange Commission on March 12, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PayPay Corporation

(Exact name of registrant as specified in its charter)

Japan	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

Yotsuya Tower

1-6-1 Yotsuya

Shinjuku-ku

Tokyo 160-0004

Japan

(Address of Principal Executive Offices)(Zip Code)

Stock Acquisition Rights (Trust-type stock options)(2nd Series–46th Series)

Stock Acquisition Rights (Tax-qualified stock options) (47th and 48th Series)

Stock Acquisition Rights (One-yen-exercisable at retirement-type Stock Options) (49th Series)

(Full title of the plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(Name and address of agent for service)

(800) 221-0102

(Telephone number, including area code, of agent for service)

With copies to:

Takahiro Saito

David C. Snowden

Simpson Thacher & Bartlett LLP

Ark Hills Sengokuyama Mori Tower

1-9-10, Roppongi, Minato-Ku,

Tokyo 106-0032, Japan

Telephone: +81-3-5562-6200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by PayPay Corporation (the “Registrant”) are incorporated by reference in this Registration Statement:

(a) The Registrant’s prospectus, dated March 11, 2026, filed with the Commission pursuant to Rule 424(b) under the Securities Act, relating to the Registrant’s Registration Statement on Form F-1, as amended, which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed (Registration No. 333-293410); and

(b) The description of the Registrant’s American Depositary Shares and common shares, no par value, contained in the Registrant’s Registration Statement on Form 8-A (File No.  001-43184) filed with the Commission on March 9, 2026, including all other amendments and reports filed for the purpose of updating such description.

All other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, including any Reports of Foreign Private Issuers on Form 6-K submitted during such period (or portion thereof) that is identified in such form as being incorporated by reference into this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from their respective dates of filing (other than documents and information furnished and not filed in accordance with Commission rules, including any corresponding exhibits thereto, unless expressly stated otherwise therein).

Any statement contained in a document incorporated or deemed to be incorporated herein by reference, or contained in this Registration Statement, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Article 330 of the Companies Act makes the provisions of Part III, Chapter 2, Section 10 of the Civil Code of Japan (Act No. 89 of 1896, as amended) applicable to the relationship between the Registrant and its directors. Section 10 of the Civil Code, among other things, provides in effect that:

(1)	Any director of a company may demand advance payment of expenses which are considered necessary for the management of the affairs of such company entrusted to such director;

(2)

If a director of a company has defrayed any expenses which are considered necessary for the management of the affairs of such company entrusted to such director, such director may demand reimbursement therefor and interest thereon after the date of payment from such company;

(3)

If a director has assumed an obligation necessary for the management of the affairs of a company entrusted to such director, such director may require such company to perform it in place of such director or, if it is not due, to furnish adequate security; and

(4)

If a director, without any fault on such director part, sustains damage through the management of the affairs of a company entrusted to such director, such director may demand compensation therefor from such company.

Pursuant to Article 427, paragraph 1 of the Companies Act and the Registrant’s articles of incorporation, the Registrant has entered into an agreement with each of its non-executive directors providing that such director’s liability for damages to us shall be limited to the amount prescribed by applicable laws and regulations, provided that such director has acted in good faith and without gross negligence.

Further, pursuant to Article 426, paragraph 1 of the Companies Act and the Registrant’s articles of incorporation, the Registrant may, by resolution of the board of directors, release any of its directors from liability for damages to the Registrant, provided that such director has acted in good faith and without gross negligence to the extent permitted by applicable laws and regulations.

The Registrant maintains a liability insurance policy for each of its directors, corporate officers and senior employees, as well as its directors, corporate officers and employees who are dispatched by it to other companies (excluding its subsidiaries) to take office as a director or officer of such companies. The policy insures each of those persons against certain liabilities that they may incur in their capacity.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Articles of Incorporation of the Registrant (English translation) (incorporated by reference to Exhibit 3.2 to the Form F-1, filed by the Registrant with the Commission on February 12, 2026)

4.2	Deposit Agreement among the Registrant, The Bank of New York Mellon, as depositary, and the holders and beneficial owners of ADSs issued thereunder.

4.3	Form of American Depositary Receipt evidencing American Depositary Shares (included in Exhibit 4.2)

4.4	Form of Terms and Conditions of Issuance of Stock Acquisition Rights (Trust-type Stock Options) (English translation)(incorporated by reference to Exhibit 10.77 to the Form F-1/A, filed by the Registrant with the Commission on March 2, 2026)

4.5	Form of Terms and Conditions of Issuance of Stock Acquisition Rights (Tax qualified-type Stock Options) (English translation)(incorporated by reference to Exhibit 10.78 to the Form F-1/A, filed by the Registrant with the Commission on March 2, 2026)

4.6	Form of Terms and Conditions of Issuance of Stock Acquisition Rights (One-yen-exercisable at retirement-type Stock Options) (English translation) (incorporated by reference to Exhibit 10.79 to the Form F-1/A, filed by the Registrant with the Commission on March 2, 2026)

4.7	Share Handling Regulations of the Registrant (English Translation) (incorporated by reference to Exhibit 3.4 to the Form F-1, filed by the Registrant with the Commission on February 12, 2026)

5.1	Opinion of Mori Hamada & Matsumoto

23.1	Consent of Deloitte Touche Tohmatsu LLC

23.2	Consent of Mori Hamada & Matsumoto (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature pages to this Registration Statement)

107.1	Filing Fee Table

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tokyo, Japan on March 12, 2026.

PAYPAY CORPORATION

By:	/s/ Ichiro Nakayama
Name: Ichiro Nakayama
Title: President, Representative Director, CEO and Corporate Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Ichiro Nakayama and Wataru Kagechika, and each of them singly, as his or her true and lawful attorney-in-fact and agents, each with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Ichiro Nakayama
Ichiro Nakayama	President, Representative Director, CEO and Corporate Officer (principal executive officer)	March 12, 2026

/s/ Wataru Kagechika
Wataru Kagechika	Managing Corporate Officer and CFO (principal financial and accounting officer)	March 12, 2026

/s/ Takeshi Idezawa
Takeshi Idezawa	Director	March 12, 2026

/s/ Yasuyoshi Karasawa
Yasuyoshi Karasawa	Director	March 12, 2026

/s/ Hiroko Kono
Hiroko Kono	Director	March 12, 2026

/s/ Hiroto Kaneko
Hiroto Kaneko	Director	March 12, 2026

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act, the undersigned, the duly undersigned representative in the United States of PayPay Corporation has signed this Registration Statement in the City of New York, State of New York, on March 12, 2026.

COGENCY GLOBAL INC.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice-President on behalf of Cogency Global Inc.